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EXHIBIT 4.2



July 1, 1998 SOFTLINK



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     RE:  Softlink Stock Option
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Dear __________:

     The Board of Directors of Softlink, Inc., a Nevada Corporation, has granted you the rights to purchase ________________ (______) shares of Softlink's common stock at the price of $0.61 per share. You shall have five years from the date
                       ----
of this letter to exercise your rights to purchase those shares.

     This stock purchase option is granted to you for your outstanding service in assisting Softlink in ______________________________. On behalf of Softlink's Board of Directors, thank you for everything you have done.


Sincerely;


------------------------
Johnson Lee, President



Agreed by,


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